EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Media Contact:
Tania Kelley
Hennessy Advisors, Inc.
tania@hennessyadvisors.com
Phone: 800-966-4354

Hennessy Advisors, Inc. to Acquire the Rainier U.S. Equity Funds

May 11, 2017, Novato, CA – Hennessy Advisors, Inc. (NASDAQ: HNNA) today announced that it has signed a definitive agreement with Manning & Napier Group, LLC and Rainier Investment Management, LLC (“Rainier”) to purchase the assets related to the management of three Rainier Funds, including the Rainier Mid Cap Equity Fund, the Rainier Small/Mid Cap Equity Fund, and the Rainier Large Cap Equity Fund (collectively, the “Rainier U.S. Funds”).  The Rainier U.S. Funds currently have assets of approximately $565 million.  The transaction is expected to be completed in the third quarter of 2017.

Upon completion of the transaction, the assets related to the Rainier Mid Cap Equity Fund and the Rainier Small/Mid Cap Equity Fund will merge into the Hennessy Cornerstone Mid Cap 30 Fund and the assets related to the Rainier Large Cap Fund will merge into the Hennessy Cornerstone Large Growth Fund.  The shareholders of the Rainier U.S. Funds will become shareholders of the Hennessy Funds. Hennessy Advisors, Inc. is the investment manager of the Hennessy Cornerstone Mid Cap 30 Fund and the Hennessy Cornerstone Large Growth Fund.  The transaction is subject to customary closing conditions, including the approval of the Hennessy Funds’ Board of Trustees, the Rainier Funds’ Board of Trustees and the Rainier U.S. Funds’ shareholders. The transaction has been structured with the intention that it qualify, for federal income tax purposes, as a tax-free reorganization under the Internal Revenue Code of 1986, as amended.  Therefore, shareholders of the Rainier U.S. Funds should not recognize any gain or loss for federal income tax purposes as a result of the transaction.

Michael Emery, Senior Portfolio Manager of Rainier commented, “Neil Hennessy and the team at Hennessy Advisors consistently demonstrate a commitment to the mutual fund business and to their shareholders.  All of us at Rainier are confident that our shareholders will receive both solid portfolio management and excellent service.”

 Neil Hennessy, Chairman, CEO and President of Hennessy Advisors, Inc. added, “At Hennessy, we put our shareholders first while delivering strong investment management, quality customer service and a high standard of business ethics.  We are proud of our track record in each of these areas.  We are committed to a smooth transition for the Rainier Funds shareholders and we look forward to welcoming them into the Hennessy family.”

About Hennessy Advisors, Inc.
 Hennessy Advisors, Inc. is a publicly traded investment manager offering a broad range of domestic equity, multi‑asset, and sector and specialty mutual funds.  Hennessy Advisors, Inc. is committed to its consistent and repeatable investment process, combining time-tested stock selection strategies with a highly disciplined, team-managed approach, and to superior service to shareholders.

Additional Information
Nothing in this press release shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase or sale would be unlawful under the securities laws of such jurisdiction.

This press release contains forward-looking statements, which do not relate strictly to historical or current facts.  Forward-looking statements are beyond the ability of Hennessy Advisors, Inc. to control and, in many cases,

Additional Information - Continued
Hennessy Advisors, Inc. cannot predict what factors would cause actual results to differ materially from those indicated by forward-looking statements.  Among other risks and uncertainties is the ability of Hennessy Advisors, Inc. to successfully merge the assets of certain of the Rainier Funds into the Hennessy Funds.  As a result, no assurance can be given as to future results, levels of activity, performance or achievements, and Hennessy Advisors, Inc. assumes no responsibility for the accuracy and completeness of any forward-looking statements.

This press release is not a solicitation of a proxy from any shareholder of the Rainier Funds.  In soliciting shareholder approval of the transactions, Hennessy Funds Trust and Rainier Investment Management Mutual Funds and their respective trustees, Hennessy Advisors, Inc. and Rainier Investment Management, LLC, may be deemed to be participants in the solicitation.  Information about the trustees of Hennessy Funds Trust may be found in the 2016 Annual Reports of the Hennessy Funds filed with the SEC on January 6, 2017, and in the Statement of Additional Information filed with the SEC on February 28, 2017.  Information about the trustees of Rainier Investment Management Mutual Funds may be found in the 2016 Annual Report of the Rainier Funds filed with the SEC on June 3, 2016, and in the Statement of Additional Information filed with the SEC on July 29, 2016.  Shareholders of the Rainier Funds should read the definitive prospectus/proxy statement that will be filed in connection with the solicitation because it will contain important information, including a description of any direct or indirect interest of the participants in the solicitation.  The definitive prospectus/proxy statement and other relevant documents (when available) may be obtained free of charge from the SEC’s website at www.sec.gov or by calling 1-800-966-4354.